EXHIBIT (18)

Letter Regarding Change in Accounting Principle

PREFERABILITY LETTER

April 24, 2006

The Boeing Company

Chicago, Illinois

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2006, of the facts relating to the change in accounting to report concessions received from a vendor as a reduction of cost of products. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of The Boeing Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2005. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of The Boeing Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2005.

Yours truly,

/s/ Deloitte & Touche LLP

Chicago, Illinois

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